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Exhibit 5.3

CONSENT OF INDEPENDENT ENGINEERS

        We hereby consent to the use of and reference to our name and our report(s), and the inclusion and incorporation by reference of information derived from: (i) our report dated February 17, 2015 and effective December 31, 2014, evaluating the proved and probable petroleum and natural gas reserves attributable to Baytex Energy Corp. (the "Company") and its affiliates, which is entitled "Evaluation of the P&NG Reserves of Baytex Energy Corp. in Canada (As of December 31, 2014)"; (ii) our report dated February 27, 2015 and effective December 31, 2014, evaluating the proved and probable petroleum and natural gas reserves attributable the Company and its affiliates, which is entitled "Consolidation of the P&NG Reserves of Baytex Energy Corp. Evaluated by Sproule Unconventional Limited and Ryder Scott Company L.P. (As of December 31, 2014)"; (iii) our assessment dated March 4, 2015 and effective December 31, 2014, evaluating the contingent resources attributable to the Company in the Seal Area of Alberta, which is entitled "Update to the Evaluation of the Contingent Bitumen Resources of Baytex Energy Corp. in the Peace River Area of Alberta (As of December 31, 2014)"; and (iv) our assessment dated March 4, 2015 and effective December 31, 2014, evaluating the contingent resources attributable to the Company in the Cold Lake Area of Alberta, which is entitled "Update to the Evaluation of the Contingent Bitumen Resources of Baytex Energy Corp. for the Gemini SAGD Project in the Cold Lake Area of Alberta (As of December 31, 2014)" in this Registration Statement on Form F-10 of Baytex Energy Corp.

SPROULE UNCONVENTIONAL LIMITED
By:	/s/ STEVEN J. GOLKO Name: Steven J. Golko, P. Eng. Title: Supervisor, Engineering and Partner

Calgary, Alberta, Canada
March 11, 2015

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  Exhibit 5.3
CONSENT OF INDEPENDENT ENGINEERS